Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Hamid Shokrgozar	Lytham Partners, LLC
	Chairman and CEO	Retail: Joe Dorame
	White Electronic Designs Corporation	Institutional/Analyst: Joe Diaz
	602-437-1520	diaz@lythampartners.com
	hamid@wedc.com	Media: Kristen Klein
602-889-9700
White Electronic Designs Corporation
Third Quarter Fiscal 2006 Financial Results
Phoenix, AZ August 8, 2006 — White Electronic Designs Corporation (NASDAQ: WEDC), a developer and manufacturer of innovative components and systems for high technology sectors in military, industrial, medical and commercial markets, is pleased to report results for the third quarter of fiscal 2006 ended July 1, 2006.
The highlights of the Company’s financial performance for the quarter are as follows:
•	Net sales of $26.9 million;

•	Gross profit margins of 31.4%;

•	Net income of $1.5 million, or $0.06 per diluted share;

•	Total bookings of $28.9 million; and

•	Backlog of $53.6 million.
Net sales for the third quarter of fiscal 2006 were $26.9 million compared to $30.3 million in the comparable quarter last year. Net income for the third quarter of fiscal 2006 was $1.5 million, or $0.06 per diluted share, compared to net income of $2.1 million, or $0.08 per diluted share, in the third quarter of fiscal 2005.
In light of the current and forecasted competitive market conditions affecting the Company’s Interface Electronics manufacturing operation in Columbus, Ohio, the Company conducted a review of goodwill associated with the acquisition of Interface Data Systems (IDS). The review resulted in an impairment of goodwill related to this reporting unit. Accordingly, during the third quarter, the Company recognized a non-cash goodwill write-down of $364,000. The goodwill charge, which does not have a corresponding income tax benefit, reduced diluted net income per share by $0.01 in the third quarter.
Hamid Shokrgozar, Chairman and Chief Executive Officer of White Electronic Designs Corporation, commented, “Our on-going commitment to drive product innovation, as exemplified by our development of the Max-Vu™ technology to enhance computer screen visibility, allowed us to book $14.5 million of new display segment business in the just completed quarter. Of those new orders, approximately one-half, or $7.2 million, were for our Max-Vu™ technology to a leading laptop and tablet PC manufacturer for specialty applications. We believe that our commitment to continually innovate will serve us well going forward.”

“We are also pleased with the continued strength in our military microelectronics business,” said Mr. Shokrgozar. We recorded a 21% increase, with net sales of $11.1 million for the quarter, compared to $9.2 million in last year’s third fiscal quarter. We continued our profitability path despite additional compensation expenses of $117,000 resulting from the adoption of SFAS No. 123R, and continued strategic increases in R&D spending. R&D expenses for the third quarter of fiscal 2006 totaled approximately $1.7 million, or 6.2% of net sales, which is 22%, or $0.3 million, more than the comparable quarter last year. We remain dedicated to driving innovation in all of our product lines in order to attract higher margin business in the years to come.”
“Additionally, we will be reviewing all of our manufacturing and operating units to identify ways to improve efficiencies. We are dedicated to operating this business in the most competitive and cost-effective manner possible,” said Mr. Shokrgozar.
Mr. Shokrgozar continued, “To assist in identifying new opportunities for the future, the Company has further expanded its operational management and sales and marketing capabilities by adding David E. Slobodin as the Vice President, General Manager Display Systems Products and Jeffrey R. Osmun as the Vice President, Sales and Marketing Microelectronic Products. Prior to joining White Electronic Designs Corp., Mr. Slobodin was Chief Technology Officer of InFocus Corporation, a worldwide market leader in digital projectors and large screen display systems. Mr. Osmun was Corporate Vice President, Worldwide Sales and Marketing of STATS ChipPAC, a leading provider of semiconductor test and packaging services. Both Mr. Slobodin and Mr. Osmun will be focused on the growth of the Company’s current Display and Microelectronic segments. We believe these additional resources will provide additional opportunities to enhance our strategic direction.”
“Furthermore, during the quarter we announced that our Board of Directors has authorized the Company to repurchase up to 5% of its common stock from time to time. Based on the strength of our financial position, we concluded that the repurchase program is consistent with our overall commitment to deliver value to our shareholders,” concluded Mr. Shokrgozar.
Gross profit for the third quarter of fiscal 2006 was $8.4 million, or 31% of net sales, compared to $9.0 million, or 33%, in the immediately preceding quarter and $9.2 million, or 30%, in the third quarter of fiscal 2005. The year-over-year increase in gross margin was primarily due to the strong sales performance and product mix of our military microelectronics products.
The Company’s backlog at the end of the third quarter of fiscal 2006 totaled $53.6 million. The balance sheet remained strong as cash totaled $51.5 million at quarter end with no debt.
Selling, general and administrative (SG&A) expenses for the third quarter of fiscal 2006 were $4.6 million, $0.4 million less than the $5.0 million in the immediately preceding quarter and $0.6 million less than the $5.2 million of SG&A expenses in the third quarter of fiscal 2005. SG&A expenses in the fiscal 2006 quarters include stock compensation expense in connection with the adoption of SFAS No. 123R.

Microelectronic Segment Highlights
•	Net sales for the Microelectronic segment totaled $15.8 million in the third quarter of fiscal 2006, compared to $15.5 million in the third quarter of fiscal 2005. Net sales to military customers totaled $11.1 million, compared to $10.9 million in the immediately preceding quarter, and up 21% compared to $9.2 million in the third quarter of fiscal 2005.

•	Backlog at the end of the third quarter of fiscal 2006 for the Microelectronic segment totaled $32.6 million, or 61% of the total Company backlog. Military products accounted for 78% of the Microelectronic segment backlog. Backlog was $34.0 million for this segment at the end of the third quarter of fiscal 2005.

•	New orders received for the Microelectronic segment totaled $14.4 million, or 50%, of the total new orders received by the Company in the third quarter. Defense microelectronic products bookings were $10.6 million in the third quarter, compared to $12.1 million in the third quarter of fiscal 2005.

•	Net sales for the third quarter of fiscal 2006 for our commercial Microelectronic products totaled $4.7 million compared to $5.8 million in the immediately preceding quarter and compared to $6.3 million in the third quarter of fiscal 2005. The quarter-to-quarter and year-over-year decrease was due to the slowdown in the commercial microelectronic market.
     Key Microelectronic segment awards during the quarter included:
•	Multiple orders totaling over $3.0 million for various multichip modules to be used in the airborne multipurpose, multi-information display systems and jet fighter applications.

•	Three orders totaling $1.1 million for multichip modules used in missile applications.

•	Follow-on order totaling $1.4 million from a leader in hotel entertainment delivery systems.
Display Segment Highlights
•	Net sales for the Display segment totaled $11.1 million compared to $10.8 million in the immediately preceding quarter and $14.9 million in the third quarter of fiscal 2005.

•	Backlog at the end of the third quarter for the Display segment totaled $21.0 million, or 39%, of the total Company backlog. Display segment backlog was $18.0 million in the immediately preceding quarter and $21.2 million at the end of the third quarter of fiscal 2005.

•	New orders received for the Display segment totaled $14.5 million compared to $8.3 million in the immediately preceding quarter and $8.8 million in the third quarter of fiscal 2005. As we expected, bookings started to increase in the second half of fiscal year 2006. The year-over-year increase was due to the $7.2 million order secured during the third quarter to provide screens featuring our leading-edge Max-Vu™ technology to an industry leading laptop and tablet PC manufacturer.
     Key Display segment awards during the quarter included:
•	Production orders totaling $7.2 million for enhanced display products using our Max-Vu™ technology for specialty PC applications.

•	Follow-on display enhancement orders for various avionics, marine, and industrial and medical applications totaling $1.4 million.

•	Continuing orders of $2.1 million for follow-on keypad products from major appliance manufacturers.
Stock Repurchase Program update
In June 2006, the Company announced that its Board of Directors has authorized the repurchase of up to 5% of its outstanding common stock. The duration of the repurchase program is open-ended.
Shares of common stock may be purchased from time to time at prevailing market prices through open market or unsolicited negotiated transactions, depending on market conditions and other considerations. There is no guarantee as to the exact number of shares that will be repurchased and the Company may discontinue purchases at any time management determines that additional purchases are not warranted. Repurchased shares will be returned to the status of authorized but unissued shares of common stock. As of June 16, 2006, White Electronic Designs Corp. had approximately 24.6 million common shares outstanding.
On June 21, 2006, White Electronic Designs Corp. adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its shares of common stock under the stock repurchase program.
To date, the Company has purchased 162,611 shares of its common stock under the stock repurchase program at an average price of $5.11 per share.

Conference Call
White Electronic Designs Corporation will host a teleconference and webcast today to review the financial results of the third quarter of fiscal year 2006 beginning at 11:00 a.m. EASTERN. Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 201403 for seven days following the call. A live webcast of the call will be available at http://www.vcall.com/IC/CEPage.asp?ID=107056. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site, enter the Company’s symbol, WEDC. The webcast will be archived for the following 12 months.
About White Electronic Designs Corporation
White Electronic Designs Corporation designs and manufactures innovative high technology components, systems, and branded products for military, industrial, medical and commercial markets. Our Microelectronic products include high-density memory packages and advanced self contained multi-chip and system-in-a-chip modules that are used in a growing range of applications across the Company’s markets. White Electronic Designs also produces anti-tamper security coatings for mission-critical semiconductor components in defense applications. Our Display segment designs and manufactures enhanced and reinforced high-legibility flat-panel displays for commercial, medical, defense and aerospace systems. The segment also designs and manufactures digital keyboard and touch-screen operator-interface systems, and electromechanical assemblies for commercial, industrial and military systems. White is headquartered in Phoenix, Arizona and has design and manufacturing centers in Arizona, Indiana, Ohio, Oregon and China. To learn more about White Electronic Designs Corporation’s business, as well as employment opportunities, visit our website at www.wedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “forecast” “will” and other similar statements of expectation identify forward-looking statements. In particular, such forward-looking statements include the references to the ongoing commitment to R&D, the effects of our commitment to continually innovate, the strength of our balance sheet and our financial condition and the expectation with respect to future stock repurchases, including the timing and amount of such repurchases. Forward-looking statements speak only as of the date the statement was made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified, that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: reductions in demand for the Company’s products, the loss of a significant customer, the inability to procure required components, manufacturing delays, any further downturn in the high technology data and telecommunications industries, reductions in military spending or changes in the acquisition requirements for military products, the inability to develop, introduce and sell new products or the inability to develop and implement new manufacturing technologies, the cancellation or reduction of any of the orders referenced in this press release, and changes or restrictions in the practices, rules and regulations relating to sales in international markets.

Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements are included in the Company’s Quarterly Report on Form 10-Q for the quarter ended April 1, 2006 under the heading “Risk Factors.” You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events.

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands of dollars, except share data)

	July 1,	October 1,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$51,518	$51,008
Accounts receivable, less allowance for doubtful accounts of $247 and $250	18,720	19,457
Inventories, net	21,998	19,609
Assets held for sale	1,924	—
Prepaid expenses and other current assets	1,071	825
Deferred income taxes	4,481	4,508

Total Current Assets	99,712	95,407
Property, plant and equipment, net	14,068	14,952
Goodwill	5,306	5,670
Intangible assets, net	4,766	5,121
Other assets	117	118

Total Assets	$123,969	$121,268

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,103	$5,712
Accrued salaries and benefits	2,482	2,356
Other accrued expenses	2,399	3,701
Deferred revenue	1,767	1,797

Total Current Liabilities	11,751	13,566
Accrued long-term pension liability	547	547
Deferred income taxes	1,244	1,725
Other long-term liabilities	1,341	1,210

Total Liabilities	14,883	17,048

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 24,672,390 and 24,479,276 shares issued	2,467	2,448
Treasury stock, 62,940 and 44,442 shares, at par	(6)	(4)
Additional paid-in capital	91,692	90,829
Retained earnings	15,115	11,129
Accumulated other comprehensive loss	(182)	(182)

Total Shareholders’ Equity	109,086	104,220

Total Liabilities and Shareholders’ Equity	$123,969	$121,268

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands of dollars, except share and per share data)

	Three months ended		Nine months ended
	July 1,	July 2,	July 1,	July 2,
	2006	2005	2006	2005

Net sales	$26,944	$30,329	$79,203	$87,055
Cost of sales	18,496	21,159	54,520	61,695

Gross profit	8,448	9,170	24,683	25,360

Operating expenses:
Selling, general and administrative	4,609	5,192	14,337	14,662
Research and development	1,661	1,363	5,061	4,290
Amortization of intangible assets	118	158	355	474
Goodwill impairment	364	—	364	—

Total operating expenses	6,752	6,713	20,117	19,426

Operating income	1,696	2,457	4,566	5,934
Interest (income)	(588)	(290)	(1,547)	(722)

Income before income taxes	2,284	2,747	6,113	6,656
Provision for income taxes	825	677	2,127	1,870

Net income	$1,459	$2,070	$3,986	$4,786

Earnings per share — basic	$0.06	$0.08	$0.16	$0.20

Earnings per share — diluted	$0.06	$0.08	$0.16	$0.19

Weighted average number of common shares and equivalents:
Basic	24,576,464	24,459,807	24,496,754	24,424,182
Diluted	24,916,279	24,963,098	24,936,377	24,992,593